Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Qorvo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Other	4,454,000	$102.90	$458,316,600	0.0000927	$42,485.95

Total Offering Amount				—	$458,316,600	—	$42,485.95

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$42,485.95

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement also covers additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or other similar transaction.

(2)	Represents 4,454,000 shares of Common Stock reserved for issuance under the Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Act. The proposed maximum offering price per share is estimated based on the average of the high and low prices of Common Stock on the Nasdaq Stock Market on August 4, 2022.